Exhibit 107

Calculation of Filing Fee Tables

FORM S-3 ASR

(Form Type)

SILVERGATE CAPITAL CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Class A Common Stock, par value $0.01 per share	Rule 457(c)	1,221,217(1)	$85.41(2)(3)	$104,304,133(3)	.0000927	$9,668.99(4)
	Total Offering Amounts				$104,304,133
	Total Fees Previously Paid				—
	Total Fee Offsets				—
	Net Fee Due				$9,668.99

(1)	Pursuant to Rule 416(a) under the Securities Act, the Class A common stock being registered for the selling stockholders named herein includes such indeterminate number of shares of Class A common stock as may be issuable as a result of stock splits, share dividends or similar transactions.
(2)	With respect to the offering of Class A common stock by the selling stockholders named herein, the proposed maximum offering price per share of Class A common stock will be determined from time to time in connection with, and at the time of, the sale by the holder of such securities.
(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act. The price is based on the average high and low sale prices for our Class A common stock on July 27, 2022 as reported on the New York Stock Exchange.
(4)	Calculated pursuant to Rule 457(o) under the Securities Act.